EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/08/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-2.55%	-2.30%	5.60%
Class B Units	-2.57%	-2.31%	4.98%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 8, 2006

The Grant Park Futures Fund sustained trading losses over the past week. Issues regarding the possible rise of inflation in the U.S. dominated the markets, resulting in losses to positions in the currencies, interest rate products and stock indices. Gains came from positions in the energy sector.

Long positions in the foreign currencies were hard hit as the U.S. dollar staged a rally against most of its major trading partners, partly spurred higher by comments from San Francisco Federal Reserve President Janet Yellen in which she suggested that inflation was still high and that monetary policy going forward should reflect a tightening bias. The greenback was also higher on data from the Philadelphia Federal Reserve Bank that showed better-than-expected business activity in the Mid-Atlantic states during the month of August. Also, comments late in the week by U.S. Treasury Secretary Henry Paulson in which he said that he is “very much in favor of a strong dollar” boosted the U.S. currency. Long positions in the Canadian and Australian dollars posted losses; longs in the British pound sustained material setbacks as the sterling plunged in response to the news that month-on-month retail sales fell an unexpected 0.3% during July.

Long positions in the fixed income sector reported losses as the Philadelphia Fed data sent prices for U.S. Treasury instruments lower. Prices also fell on news that the U.S. revised 2nd quarter non-farm labor costs up to 4.9% from 4.2%. Long positions in the European interest rates lost ground after German industrial production data was higher than expected, resulting in lower prices for bunds. Japanese Government Bond prices fell for the week causing losses to long positions.

Long positions in the stock indices sustained losses as the aforementioned comments regarding inflation and monetary policy by Fed President Yellen sent share markets lower as investors fretted that a resumption of the central bank’s tightening cycle could eat into corporate profits. Domestically, long positions in the S&P Composite Index lost ground; the Hong Kong Hang Seng sustained the largest losses in the sector while longs in the German DAX also reported setbacks.

Lastly, short positions in the energy sector recorded gains for the week after British Petroleum said that it might be two months away from fully restoring its Prudhoe Bay pipeline, provided it receives government approval of an alternative pipeline plan. The plan, which would result in 400,000 barrels of crude per day, was originally

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

thought to have taken a year to complete. October crude closed at $66.25, down $2.94 for the week. Heating oil closed down 12.42 cents at $1.8432 per gallon.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com